EXHIBIT 4

EXECUTION VERSION

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this "Agreement") is made and entered into as of April 3, 2012 by and among Bernard Chaus, Inc., a New York corporation (the “Company”), Camuto Consulting, Inc., a Connecticut corporation (“CCI”), Camuto Merger Sub, Inc., a New York corporation (“Investor Newco”), BC Family Merger Corp., a New York corporation (“Family Newco”), the shareholders of the Company listed on Exhibit A hereto (together, the “Family Shareholders”, and, together with CCI, the “Rollover Shareholders” and each a “Rollover Shareholder”).

WHEREAS, the parties hereto desire to enter into this Agreement in order to provide for the issuance by Family Newco to the Family Shareholders of shares of common stock of Family Newco, par value $0.001 per share (“Family Common Stock”) in exchange for shares of Company Common stock;

WHEREAS, the parties hereto desire to enter into this Agreement in order to provide for the issuance by Investor Newco to CCI of shares of common stock of Investor Newco, par value $0.001 per share (“Investor Common Stock”) in exchange for cash and shares of Company Common stock;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Merger Agreement.  Reference is made to the Merger Agreement, dated as of the date hereof, by and among the Company, Family Newco, the Family Shareholders, CCI, Investor Newco (as the same may be amended from time to time, the “Merger Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

2. Commitment.  (a) Immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 of the Merger Agreement, each Family Shareholder shall contribute to Family Newco all of the shares of Common Stock and all other Company securities that it beneficially owns at that time (each a “Family Contribution” and, collectively, the “Family Contributions”) so as to enable Family Newco to consummate the transactions contemplated by the Merger Agreement.  Notwithstanding anything to the contrary contained herein, in no event shall any Family Shareholder be liable under any circumstances under this Agreement to pay an aggregate amount (whether to Family Newco, Investor Newco, the Company, or any other person), pursuant to this Section 2(a), in excess of the Family Contribution.  In exchange for each Family Contribution, Family Newco shall issue to each Family Shareholder that number of shares of Family Common Stock equal to the difference between (i) the number of shares of Company Common Stock that make up such Family Contribution and (ii) the number of shares of Family Common Stock owned by such Family Shareholder at the time such Family Contribution is made.

(b) Immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 of the Merger Agreement, CCI shall contribute to Investor Newco (i) all of the shares of Company Common Stock that it beneficially owns at that time and (ii) an amount of cash equal to the Merger Consideration ((i) and (ii) collectively, the “CCI Contribution” and, together with the Family Contributions, the “Contribution”) so as to enable Investor Newco to consummate the transactions contemplated by the Merger Agreement.  Notwithstanding anything to the contrary contained herein, in no event shall CCI be liable under any circumstances under this Agreement to pay an aggregate amount (whether to Family Newco, Investor Newco, the Company, or any other person), pursuant to this Section 2(c), in excess of the CCI Contribution.  In exchange for the CCI Contribution, Investor Newco shall issue to CCI that number of shares of Investor Common Stock equal to the difference between (i) the Takeout Amount and (ii) the number of shares of Investor Common Stock owned by CCI at the time the CCI Contribution is made.  The “Takeout Amount” shall mean the total number of issued and outstanding shares of Company Common Stock immediately prior to the Merger, excluding those shares owned by the Company and the Family Shareolders.

3. Conditions.  The obligations of each party hereto under this Agreement is subject to the satisfaction or waiver by such party, on or prior to the Contribution, of all of the conditions to effecting the transactions contemplated by the Merger Agreement being fulfilled in accordance with the terms of the Merger Agreement.

4. Covenants.  Each of the Rollover Shareholders hereby acknowledges and agrees that (i) such Rollover Shareholder has not, and will not, surrender, tender, exchange or otherwise dispose of, or direct the surrender, tender, exchange or other disposition of, his, her or its shares of Company Common Stock to the Paying Agent or to any other person or entity except as provided herein and (ii) notwithstanding anything to the contrary in the Merger Agreement, such Rollover Shareholder is not entitled to receive any Merger Consideration upon the consummation of the Merger for any of his, her or its shares of Company Common Stock.

5. Representation and Warranty by the Rollover Shareholders. Each Rollover Shareholder hereby represents and warrants to Family Newco, Investor Newco and the Company that such Rollover Shareholder holds of record and owns beneficially the shares of Company Common Stock to be contributed by such Rollover Shareholder pursuant to the terms of this Agreement, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

6. Shareholder Agreement.  At or prior to the Effective Time, and as a condition to the Contributions, the Family Shareholders, CCI and the Company will enter into the Shareholder Agreement, substantially in the form attached to the Merger Agreement as Exhibit E.

7. Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York (without regard to principles of conflicts of laws provisions thereof), including without limitation as to all matters of construction, validity, enforceability and performance.

10. Assignment; Amendment and Waiver.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs and assigns. Any provisions hereof for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11. Notices.  All notices, requests, claims, demand and other communications hereunder shall be in writing and shall be given by hand delivery, by telex, telecopier, overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to the Company, Family Newco or the Family Shareholders:

Bernard Chaus, Inc.
530 Seventh Avenue
New York, NY 10018

Attention:  Josephine Chaus

with a copy (which shall not constitute notice to the Company, the Family Shareholders or Family Newco) to:

Dechert LLP
1095 Sixth Avenue
New York, NY 10036
Attn:  Martin Nussbaum
Fax:  (212) 698-3599

If to CCI or Investor Newco:

Camuto Consulting Inc.
411 West Putnam Avenue
Greenwich, CT 06830
Attn:  Jeffrey Howald, CFO
Fax:  (866) 257-8234

with a copy (which shall not constitute notice to CCI or Investor Newco) to:

Robinson & Cole LLP
1055 Washington Boulevard
Stamford, CT 06901
Attn:  Eric J. Dale, Esq.
Fax:  (203) 462-7599

or such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

12. Complete Agreement.  This Agreement and the Merger Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13. No Third Party Beneficiaries.  This Agreement is not intended and shall not be deemed to confer any benefits, rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

14. Remedies.  In the event of a breach or a threatened breach by a Rollover Shareholder of such Rollover Shareholder’s obligations under this Agreement, each of the Company, Family Newco and Investor Newco, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The parties agree that the provisions contained herein shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of this Agreement will be inadequate compensation for any loss by the Company, Family Newco or Investor Newco, and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

15. Headings.  The headings contained in this Agreement are for reference only and shall not affect in any way the meaning and interpretation of this Agreement.

[Signature page follows]

[Signature page to Rollover Agreement]

    IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement the day and year first above written.

JOSEPHINE CHAUS,

/s/ Josephine Chaus

ARIEL CHAUS,

/s/ Ariel Chaus

AARON CHAUS,

by /s/ Josephine Chaus
Name: Josephine Chaus
Title: Custodian

AARON CHAUS 2003 TRUST,

by /s/ Ilya Chaus Hyatt
Name:Ilya Chaus Hyatt Title: Trustee

ARIEL CHAUS 2003 TRUST,

by /s/ Ilya Chaus Hyatt
Name: Ilya Chaus Hyatt Title: Trustee

AARON CHAUS 1986 TRUST,

by /s/ Josephine Chaus
Name: Josephine Chaus Title: Trustee

ARIEL CHAUS 1986 TRUST,

by /s/ Josephine Chaus
Name: Josephine Chaus Title: Trustee

BC FAMILY MERGER CORP,

by /s/ Josephine Chaus
Name: Josephine Chaus Title: Chief Executive Officer

CAMUTO CONSULTING, INC.,

by /s/ Vincent Camuto
Name: Vincent Camuto Title: Chairman and CEO

CAMUTO MERGER SUB, INC.,

by /s/ Vincent Camuto
Name: Vincent Camuto Title: Chairman and CEO

BERNARD CHAUS, INC.,

by /s/ Josephine Chaus
Name: Josephine Chaus Title: Chief Executive Officer

EXHIBIT A
FAMILY SHAREHOLDERS

Josephine Chaus

Ariel Chaus

Aaron Chaus

Aaron Chaus 2003 Trust

Ariel Chaus 2003 Trust

Aaron Chaus 1986 Trust

Ariel Chaus 1986 Trust